Listing Report:Supplement No. 34 dated Jan 11, 2011 to Prospectus dated Dec 20, 2010
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Listing Report supplements the prospectus dated Dec 20, 2010 and provides information about each loan request (referred to as a "listing") and series of Borrower Payment Dependent Notes (the "Notes") we are currently offering. Prospective investors should read this Listing Report supplement together with the prospectus dated Dec 20, 2010 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
The following series of Notes are currently being offered:
Borrower Payment Dependent Notes Series 490264
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,500.00	Prosper Rating:	D	Listing Duration:	14 days
		Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$316.34

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	7	First credit line:	Sep-1999	Debt/Income ratio:	28%
Credit score:	720-739 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	8 / 8	Length of status:	4y 4m
Amount delinquent:	$0	Total credit lines:	15	Occupation:	Bus Driver
Public records last 12m / 10y:	0/ 1	Revolving credit balance:	$5,125	Stated income:	$1-$24,999
Delinquencies in last 7y:	0	Bankcard utilization:	37%
		Homeownership:	No
Screen name:	ore-labyrinth5	Borrower's state:	Illinois	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
resturant/bar
This loan will be used to?
To purchace equipment for a start up resturant/bar.Revenue to be at $35,000.00,to 55,000.00 monthly

Monthly net income: $ 2000.00
Monthly expenses: $ 444.95
??Housing: $ 0.00Insurance: $?45.00 monthly
??Car expenses: $?35.00 for gas.vechicle paid off .Bring bus home.
??Utilities: $?175.00
??Phone, cable, internet: $39.95
??Food, entertainment: $?50.00weekly
??Clothing, household expenses $?50.00 weekly
??Credit cards and other loans: $ 50.00
??Other expenses:

Information in the Description is not verified.
Borrower Payment Dependent Notes Series 490344
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$15,000.00	Prosper Rating:	AA	Listing Duration:	14 days
		Estimated loss*:	1.30%
Term:	36 months

Lender yield:	6.65%	Borrower rate/APR:	7.65% / 7.99%	Monthly payment:	$467.63

Lender servicing fee:	1.00%	Effective Yield*:	6.65%
		Estimated return*:	5.35%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	10	First credit line:	Mar-1992	Debt/Income ratio:	6%
Credit score:	760-779 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	15 / 13	Length of status:	9y 10m
Amount delinquent:	$0	Total credit lines:	40	Occupation:	Executive
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$483,511	Stated income:	$100,000+
Delinquencies in last 7y:	0	Bankcard utilization:	89%
		Homeownership:	Yes
Screen name:	opera	Borrower's state:	Florida	Borrower's group:	Professors
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 1	On-time:	11 ( 100% )	760-779 (Latest)
Principal borrowed:	$9,000.00	< 31 days late:	0 ( 0% )	800-819 (Feb-2007) 860-879 (Jun-2006)
Principal balance:	$0.00	31+ days late:	0 ( 0% )
Total payments billed:	11
Description
Loan Consolidation
Purpose of loan:
This loan will be used to?

My financial situation:
I am a good candidate for this loan because?
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 490356
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$4,000.00	Prosper Rating:	D	Listing Duration:	14 days
		Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$168.71

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	5	First credit line:	Apr-1984	Debt/Income ratio:	Self-employed (DTI Not Calculated)
Credit score:	720-739 (Jan-2011)	Inquiries last 6m:	0	Employment status:	Self-employed
Now delinquent:	0	Current / open credit lines:	13 / 13	Length of status:	3y 11m
Amount delinquent:	$0	Total credit lines:	32	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$242,880	Stated income:	$100,000+
Delinquencies in last 7y:	0	Bankcard utilization:	91%
		Homeownership:	Yes
Screen name:	revenue-karate	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Replenish Inventory
Purpose of loan:
This loan will be used to replenish my company's inventory after the holiday season.

My financial situation:
I am a good candidate for this loan because my business is growing steadily. Even though my business is stable, banks and credit card companies continue to cut our credit lines, making it appear as if I have been using all of my available credit, which is not the case at all. In my business, we need our credit lines to purchase inventory on a recurring basis, and have never had a problem with repayment. Now we cannot purchase what is needed due to the bank's lending reductions.

Monthly net income: $ 9000.00

Monthly expenses: $
??Housing: $ 1150
??Insurance: $ 350
??Car expenses: $ 600
??Utilities: $ 274
??Phone, cable, internet: $ 300
??Food, entertainment: $ 600
??Clothing, household expenses $ 200
??Credit cards and other loans: $ 3000
??Other expenses: $ 300
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 490291
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$15,000.00	Prosper Rating:	C	Listing Duration:	14 days
		Estimated loss*:	8.70%
Term:	36 months

Lender yield:	20.40%	Borrower rate/APR:	21.40% / 24.82%	Monthly payment:	$568.21

Lender servicing fee:	1.00%	Effective Yield*:	19.92%
		Estimated return*:	11.22%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	7	First credit line:	Jul-1985	Debt/Income ratio:	19%
Credit score:	780-799 (Jan-2011)	Inquiries last 6m:	1	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	10 / 9	Length of status:	8y 6m
Amount delinquent:	$0	Total credit lines:	37	Occupation:	Sales - Retail
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$0	Stated income:	$75,000-$99,999
Delinquencies in last 7y:	0	Bankcard utilization:	0%
		Homeownership:	Yes
Screen name:	skillful-justice	Borrower's state:	Texas	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Trading Equilpment and Expenses
Purpose of loan:
This loan will be used to cover office expenses and trading subscription services.

My financial situation:
I am a good candidate for this loan because I have sufficient net positive cash flow from employment income to pay off the loan in 6 months if necessary(Based on $2644 * 6 month=$15864).
My employment history is stable as I have been with my current employer for over eight years. I also have over $13,000 in 401k Savings of which 50% can be borrowed, which should further minimize lender?s risk.
I am acutely aware of personal financial management and use financial tools such as Mint.com, Quicken, YNAB to keep my balance sheet in line.

Monthly net income: $ 6033

Monthly expenses: $ 3389??
Housing: $ 1931??
Insurance: $ 96??
Car expenses: $ 347?
Gasoline:110??
Utilities: $ 165??
Phone, cable, internet: $ 170??
Food, entertainment: $ 420??
Clothing, household expenses $ 150??
Credit cards and other loans: $ 0??
Other expenses: $
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 490309
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$2,000.00	Prosper Rating:	B	Listing Duration:	14 days
		Estimated loss*:	5.95%
Term:	12 months

Lender yield:	12.40%	Borrower rate/APR:	13.40% / 19.24%	Monthly payment:	$179.01

Lender servicing fee:	1.00%	Effective Yield*:	12.19%
		Estimated return*:	6.24%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Oct-1994	Debt/Income ratio:	Not calculated
Credit score:	740-759 (Jan-2011)	Inquiries last 6m:	1	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	5 / 3	Length of status:	11y 0m
Amount delinquent:	$0	Total credit lines:	50	Occupation:	Investor
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$46,116	Stated income:	$50,000-$74,999
Delinquencies in last 7y:	0	Bankcard utilization:	57%
		Homeownership:	No
Screen name:	wake103	Borrower's state:	Minnesota	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Need to help a friend
Purpose of loan:
This loan will be used to help a friend who has poor credit.

My financial situation:
I am a good candidate for this loan because I dont believe in not paying off debts.

Monthly net income: $ 5000

Monthly expenses: $ 4500
??Housing: $
??Insurance: $
??Car expenses: $
??Utilities: $
??Phone, cable, internet: $
??Food, entertainment: $
??Clothing, household expenses $
??Credit cards and other loans: $
??Other expenses: $
Information in the Description is not verified.